                                                                  EXHIBIT (d)(1)



                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                 April 25, 2001

                                     AMONG

                 BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.,

                                  GAMECO, INC.

                                      AND

                              BH ACQUISITION, INC.

                               TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
ARTICLE I  THE MERGER; CLOSING...................................................................   1
    Section 1.01. The Merger.....................................................................   1
    Section 1.02. Effective Time.................................................................   1
    Section 1.03. Effects of the Merger..........................................................   1
    Section 1.04. Conversion of Shares...........................................................   1
    Section 1.05. Payment of Shares..............................................................   2
    Section 1.06. Stock Options..................................................................   3
    Section 1.07. The Closing....................................................................   4
    Section 1.08. Dissenters' Rights.............................................................   4

ARTICLE II  THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS....................................   4
    Section 2.01. Articles of Incorporation......................................................   4
    Section 2.02. Bylaws.........................................................................   4
    Section 2.03. Directors and Officers.........................................................   4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY.......................   4
    Section 3.01. Organization and Qualification.................................................   4
    Section 3.02. Authority; Non-Contravention; Approvals........................................   5
    Section 3.03. Proxy Statement and Other SEC Filings..........................................   6

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................   6
    Section 4.01. Organization and Qualification.................................................   6
    Section 4.02. Capitalization.................................................................   7
    Section 4.03. Subsidiaries...................................................................   7
    Section 4.04. Authority; Non-Contravention; Approvals........................................   8
    Section 4.05. Reports and Financial Statements...............................................   9
    Section 4.06. Absence of Undisclosed Liabilities.............................................   9
    Section 4.07. Absence of Certain Changes or Events...........................................   9
    Section 4.08. Litigation.....................................................................   9
    Section 4.09. Proxy Statement and Other SEC Filings..........................................   9
    Section 4.10. No Violation of Law............................................................  10
    Section 4.11. Compliance with Agreements.....................................................  10
    Section 4.12. Taxes..........................................................................  10
    Section 4.13. Employee Benefit Plans; ERISA..................................................  11
    Section 4.14. Labor Controversies............................................................  12
    Section 4.15. Environmental Matters..........................................................  12
    Section 4.16. Title to Assets................................................................  13
    Section 4.17. Company Stockholders' Approval.................................................  13
    Section 4.18. Brokers and Finders............................................................  13

                                                                                                    Page
                                                                                                    ----
ARTICLE V  COVENANTS............................................................................   14
    Section 5.01. Conduct of Business by the Company Pending the Merger.........................   14
    Section 5.02. Control of the Company's Operations...........................................   15
    Section 5.03. Acquisition Transactions......................................................   15
    Section 5.04. Access to Information.........................................................   16
    Section 5.05. Notices of Certain Events.....................................................   16
    Section 5.06. Meeting of the Company's Stockholders.........................................   17
    Section 5.07. Proxy Statement and Other SEC Filings.........................................   17
    Section 5.08. Public Announcements..........................................................   18
    Section 5.09. Expenses and Fees.............................................................   18
    Section 5.10. Agreement to Cooperate........................................................   18
    Section 5.11. Directors' and Officers' Indemnification......................................   19
    Section 5.12. Financing.....................................................................   21
    Section 5.13. Parent Letter of Credit.......................................................   21

ARTICLE VI  CONDITIONS TO THE MERGER............................................................   21
    Section 6.01. Conditions to the Obligations of Each Party...................................   21
    Section 6.02. Conditions to Obligation of the Company to Effect the Merger..................   22
    Section 6.03. Conditions to Obligations of Parent and Subsidiary to Effect the Merger.......   22

ARTICLE VII.  TERMINATION.......................................................................   23
    Section 7.01. Termination...................................................................   23

ARTICLE VIII  MISCELLANEOUS.....................................................................   24
    Section 8.01. Effect of Termination.........................................................   24
    Section 8.02. Nonsurvival of Representations and Warranties.................................   24
    Section 8.03. Notices.......................................................................   24
    Section 8.04. Interpretation................................................................   25
    Section 8.05. Miscellaneous.................................................................   25
    Section 8.06. Counterparts..................................................................   25
    Section 8.07. Amendments; No Waivers........................................................   25
    Section 8.08. Entire Agreement..............................................................   26
    Section 8.09. Severability..................................................................   26
    Section 8.10. Specific Performance..........................................................   26

                         AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of April 25, 2001 by and among Gameco, Inc., a Delaware corporation ("Parent"), BH Acquisition, Inc., a Colorado corporation and wholly owned subsidiary of Parent ("Merger Subsidiary"), and Black Hawk Gaming & Development Company, Inc., a Colorado corporation (the "Company"). Parent, Merger Subsidiary and the Company are referred to collectively herein as the "Parties."

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have each approved the merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                              THE MERGER; CLOSING

     Section 1.01. The Merger. Upon the terms and subject to the conditions of
                   ----------
this Agreement, and in accordance with the Colorado Business Corporation Act, Articles 101 to 117 of Title 7 of the Colorado Revised Statutes (the "CBCA"), Merger Subsidiary shall be merged with and into the Company at the Effective Time (as defined in Section 1.02). Following the Merger, the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Parent, and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the CBCA.

     Section 1.02. Effective Time. The Merger shall become effective when
                   --------------
articles of merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the CBCA, are filed with the Secretary of State of the State of Colorado; provided, however, that, upon mutual consent of the constituent corporations to the Merger, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Articles of Merger are filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are accepted for record or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made on the date of the Closing (as defined in Section 1.07).

     Section 1.03. Effects of the Merger. The Merger shall have the effects set
                   ---------------------
forth in Section 7-111-106 of the Colorado Revised Statutes.

     Section 1.04. Conversion of Shares. At the Effective Time, by virtue of the
                   --------------------
Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

          (a) each issued and outstanding share of the Company's common stock, par value $.001 per share ("Company Common Stock"), held by the Company as treasury stock and each issued and outstanding share of Company Common Stock owned by any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent shall be canceled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

          (b) each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock referred to in paragraph (a) above, shall be converted into the right to receive an amount in cash, without interest, equal to $12.00 (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

          (c) each issued and outstanding share of capital stock or ownership interest of Merger Subsidiary shall be converted into one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

     Section 1.05. Payment of Shares. (a) Prior to the Effective Time, Parent
                   -----------------
shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the "Disbursing Agent") for the payment of Merger Consideration upon surrender of certificates representing the shares of Company Common Stock. Parent will enter into a disbursing agent agreement with the Disbursing Agent, in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company's stockholders cash in an aggregate amount necessary to make the payments pursuant to Section
1.04 to holders of shares of Company Common Stock (such amounts being hereinafter referred to as the "Exchange Fund"). The Disbursing Agent shall invest the Exchange Fund, as the Surviving Corporation directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. The Exchange Fund shall be used only as provided in this Agreement.

          (b) Promptly (but no later than five days) after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"), and whose shares were converted into the right to receive Merger Consideration pursuant to
Section 1.04(b), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of shares of Company Common Stock represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrue on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with this Section 1.05, each Certificate (other than Certificates representing shares of Company Common Stock owned by any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent and shares of Company Common Stock held in the treasury of the Company, which have been canceled) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by such Certificate, without any interest thereon.

          (c) From and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with this
Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be canceled and exchanged for cash as provided in this Article I. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

          (d) At any time more than 365 days after the Effective Time, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of shares of Company Common Stock shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration in respect of such share of Company Common Stock delivered to a public official pursuant to any abandoned property, escheat or other similar law.

          (e) If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Disbursing Agent will deliver in exchange for such lost, stolen, or destroyed Certificate, the appropriate Merger Consideration with respect to the shares of Company Common Stock formerly represented by that Certificate.

          (f) The Surviving Corporation or the Disbursing Agent, as the case may be, may deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Disbursing Agent, as the case may be, may be required to deduct and withhold with respect to the making of any such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local, or foreign tax law, including without limitation withholdings required in connection with payments under Section 1.06. To the extent withheld by the Surviving Corporation or the Disbursing Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock in respect of which such deduction and withholding was made.

     Section 1.06. Stock Options. At the Effective Time, each unexercised
                   -------------
option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Company Common Stock (the "Options") previously granted by the Company or any of its subsidiaries shall be canceled automatically and the Parent shall or shall cause the Surviving Corporation to provide the holder thereof with a lump sum cash payment equal to the product of (i) the total number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (ii) the excess (if any) of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Option.

     Section 1.07. The Closing. The closing of the transactions contemplated by
                   -----------
this Agreement (the "Closing") shall take place at the executive offices of the Company in Denver, Colorado, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing) or such other place and date as the Parties may mutually determine (the "Closing Date").

     Section 1.08. Dissenters' Rights. Notwithstanding anything in this
                   ------------------
Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has dissented from the Merger in accordance with
Article 113 of the CBCA ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 1.04(b), unless and until such holder fails to perfect or withdraws or otherwise loses his right to payment under the CBCA. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to such payment, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest thereon. The Company shall give Parent and Merger Subsidiary prompt notice of any notice of dissent received by Company and, prior to the Effective Time, Parent and Merger Subsidiary shall have the right to participate in all negotiations and proceedings with respect to such dissents. Prior to the Effective Time, Company shall not, except with the prior written consent of Parent and Merger Subsidiary, make any payment with respect to, or settle or offer to settle, any such dissents.

                                  ARTICLE II
               THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS

     Section 2.01. Articles of Incorporation. The Articles of Incorporation of
                   -------------------------
the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law and this Agreement.

     Section 2.02. Bylaws. The bylaws of Merger Subsidiary in effect at the
                   ------
Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with applicable law and this Agreement.

     Section 2.03. Directors and Officers. The directors of Merger Subsidiary
                   ----------------------
immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of the Company shall be the officers of the Surviving Corporation as of the Effective Time, subject to the right of the Board of Directors of the Surviving Corporation to appoint or replace officers.

                                  ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

     Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by an authorized officer of Parent (the "Parent Disclosure Schedule"), it being agreed that disclosure of any item on the Parent Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Parent Disclosure Schedule:

     Section 3.01. Organization and Qualification. Parent is a corporation and
                   ------------------------------
Merger Subsidiary is a corporation, in each case duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Subsidiary is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have Parent Material Adverse Effect. In this Agreement, the term "Parent Material Adverse Effect" means an effect that is materially adverse to (i) the business, financial condition or ongoing operations of Parent and its subsidiaries, taken as a whole or (ii) the ability of Parent or any of its subsidiaries to obtain financing for or to consummate any of the transactions contemplated by this Agreement.

     Section 3.02. Authority; Non-Contravention; Approvals. (a) Each of Parent
                   ---------------------------------------
and Merger Subsidiary has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including without limitation, the consummation of the financing of the Merger pursuant to the Financing Arrangement (as defined in Section 3.04) (the "Financing"). This Agreement and the Merger have been approved and adopted by the Boards of Directors of Parent and Merger Subsidiary and Parent as the sole stockholder of Merger Subsidiary, and no other corporate or similar proceeding on the part of Parent or Merger Subsidiary is necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, including without limitation, the Financing. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Subsidiary and the consummation of the Merger and the transactions contemplated hereby, including without limitation the Financing, do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or bylaws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals (as defined in Section 3.02(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a "Contract" and collectively "Contracts") to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected, except, with respect to any item referred to in clause (ii) or (iii), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

          (c) Except for (i) the filings by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if any,
(ii) applicable filings with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) filing of Articles of Merger with the Secretary of State of the State of Colorado in connection with the Merger, and (iv) filings with and approvals by any regulatory authority with jurisdiction over the Company's, Parent's or any Parent affiliate's gaming operations required under any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino and gaming activities and operations of the Company, Parent or any Parent affiliate, including the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, and the Colorado Limited Gaming Act and the rules and regulations promulgated thereunder and all other rules and regulations, statutes and ordinances having authority or with which compliance is required for the conduct of gambling, gaming and casino activities (collectively, the "Gaming Laws") (the filings and approvals referred to in clauses (i) through (iv) being collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Subsidiary, or the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby, including without limitation, the Financing, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

     Section 3.03. Proxy Statement and Other SEC Filings. None of the
                   -------------------------------------
information supplied by Parent or its subsidiaries for inclusion in (i) any proxy statement to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement"), at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, or at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, or (ii) the Schedule 13E-3 with respect to the transactions contemplated hereby (the "Transaction Statement") at the time of the filing thereof with the SEC or at any time the Transaction Statement is amended or supplemented, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     Section 3.04. Brokers and Finders. Except as disclosed in the Parent
                   -------------------
Disclosure Schedule, Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees or brokerage fees in connection with the transactions contemplated hereby.

                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Subsidiary that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of the Company (the "Company Disclosure Schedule"), it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule:

     Section 4.01. Organization and Qualification. The Company is a corporation
                   ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect. In this Agreement, the term "Company Material Adverse Effect" means an effect that is materially adverse to (i) the business, financial condition or ongoing operations of the Company and its subsidiaries, taken as a whole or (ii) the ability of the Company to consummate any of the transactions contemplated by this Agreement or the ability of the Parties hereto to retain any Material Gaming License. A "Material Gaming License" is a license or similar authorization under any Gaming Law without which Parent or the Company, as the case may be, would be prohibited from operating any of its gaming properties in the state in which such property is located. True, accurate and complete copies of the Company's Articles of

Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

     Section 4.02. Capitalization. (a) The authorized capital stock of the
                   --------------
Company consists of (1) 40,000,000 shares of Company Common Stock and (2) 10,000,000 shares of preferred stock, par value $.001 per share ("Company Preferred Stock"). As of March 31, 2001, (i) 4,126,757 shares of Company Common Stock were issued and outstanding, all of which shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights, and no shares of Company Preferred Stock were issued and outstanding,
(ii) no shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, (iii) 543,750 shares of Company Common Stock were reserved for issuance upon exercise of Options issued and outstanding. Assuming the exercise of all outstanding options, as of March 31, 2001, there would be 4,670,507 shares of Company Common Stock issued and outstanding. Since March 31, 2001, except as permitted by this Agreement or as set forth in the Company Disclosure Schedule, (i) no shares of capital stock of the Company have been issued except in connection with the exercise of the instruments referred to in the second sentence of this Section 4.02(a) and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made.

          (b) Except as set forth in Section 4.02(a), as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries. Except as disclosed in the Company SEC Reports or as otherwise contemplated by this Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

     Section 4.03. Subsidiaries. Each direct and indirect subsidiary of the
                   ------------
Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except, in all cases, where the failure to be so organized, existing, qualified and in good standing would not, singly or in the aggregate with all other such failures, reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of or other equity interests in each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock of or other equity interests in any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. For purposes of this Agreement, the term "subsidiary" means, with respect to any specified person (the "Owner") any other person of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof is at the time owned or controlled, directly or indirectly, by such Owner or one or more of the other subsidiaries of such Owner.

     Section 4.04. Authority; Non-Contravention; Approvals. (a) The Company has
                   ---------------------------------------
the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 6.01(a)) with respect solely to the Merger, to consummate the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval with respect solely to the Merger, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective articles or certificates of incorporation or bylaws or other governing instruments of the Company or any of its Material Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals (as defined in
Section 4.04(c)) and the Company Stockholders' Approval, or (iii) any Contract to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, subject, in the case of consummation, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in Section 4.04(b) of the Company Disclosure Schedule, except, with respect to any item referred to in clause (ii) or (iii), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not materially delay the consummation of the Merger.

          (c) Except for (i) the filings by the Company required by the HSR Act, (ii) the filing of the Proxy Statement and the Transaction Statement with the SEC pursuant to the Exchange Act, (iii) the filing of Articles of Merger with the Secretary of State of the State of Colorado in connection with the Merger, (iv) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Parent or its subsidiaries conduct any business or own any assets, and (v) filings with and approvals in respect of Gaming Laws (the filings and approvals referred to in clauses (i) through (v) and those disclosed in Section 4.04(c) of the Company Disclosure Schedule being collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not materially delay the consummation of the Merger.

     Section 4.05. Reports and Financial Statements. Since January 1, 1998, the
                   --------------------------------
Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the "Company SEC Reports") required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the applicable act and the rules and regulations thereunder. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2000 (the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

     Section 4.06. Absence of Undisclosed Liabilities. Except as disclosed in
                   ----------------------------------
the Company SEC Reports or the Company Disclosure Schedule, neither the Company nor any of its subsidiaries had at December 31, 2000, or has incurred since that date and as of the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or
(ii) which were incurred after December 31, 2000 in the ordinary course of business and consistent with past practice, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied.

     Section 4.07. Absence of Certain Changes or Events. Since the date of the
                   ------------------------------------
most recent Company SEC Report filed prior to the date of this Agreement that contains consolidated financial statements of the Company, there has not been any Company Material Adverse Effect.

     Section 4.08. Litigation. Except as referred to in the Company SEC Reports,
                   ----------
there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as referred to in the Company SEC Reports, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     Section 4.09. Proxy Statement and Other SEC Filings. None of the
                   -------------------------------------
information supplied by the Company or any of its subsidiaries for inclusion in
(i) the Proxy Statement, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, or at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, or (ii) the Transaction Statement at the time of the filing thereof with the SEC or at any time the Transaction Statement is amended or supplemented, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement and the Transaction Statement will comply as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent, Merger Subsidiary or any stockholder of Parent for inclusion therein.

     Section 4.10. No Violation of Law. Except as disclosed in the Company SEC
                   -------------------
Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries is in violation of or has been given written (or, to the knowledge of the Company's executive officers, oral) notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any permit, license, franchise, variance, exemption, order or other governmental authorization, consent or approval necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     Section 4.11. Compliance with Agreements. Except as disclosed in the
                   --------------------------
Company SEC Reports, neither the Company nor any of its subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than breaches, violations and defaults which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the knowledge of the Company's executive officers, the Company's insurance policies relating to directors' and officers' liability are in full force and effect.

     Section 4.12. Taxes. (a) The Company and its subsidiaries have (i) duly
                   -----
filed with the appropriate governmental authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full or reserved in accordance with generally accepted accounting principles on the Company Financial Statements all Taxes required to be paid, except in each such case as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no liens for Taxes upon any property or asset of the Company or any subsidiary thereof, other than liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with generally accepted accounting principles. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which would individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned subsidiary of the Company, other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements.

          (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its subsidiaries has withheld or collected and has paid over to the appropriate governmental entities (or is properly holding for such payment) all material Taxes required to be collected or withheld.

          (c) For purposes of this Agreement, "Tax" (including, with correlative meaning, the term "Taxes") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. 1.1502-6 or analogous state, local or foreign law provision or otherwise, and "Tax Return" means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 4.13.  Employee Benefit Plans; ERISA. (a) The Company SEC Reports
                    -----------------------------
or the Company Disclosure Letter set forth each employee or director benefit plan, arrangement or agreement, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (excluding any multi-employer plan as defined in Section 3(37) of ERISA (a "Multi-employer Plan") and any multiple employer plan within the meaning of Section 413(c) of the Code) that is sponsored, maintained or contributed to by the Company or any of its subsidiaries or by any trade or business, whether or not incorporated, all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (the "Company Plans").

          (b) Except as disclosed in the Company SEC Reports or in the Company Disclosure Schedule, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) no Company Plan is subject to Title IV of ERISA, (iii) each of the Company Plans has been operated and administered in accordance with all applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (iv) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been revoked by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (v) to the knowledge of the Company and its subsidiaries, there are no pending, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course or claims which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (vi) no Company Plan provides post-retirement medical benefits to employees or directors of the Company or any of its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law, (vii) all material contributions or other amounts payable by the Company or its subsidiaries as of the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, (viii) with respect to each Multi-employer Plan contributed to by the Company, to the knowledge of the Company and its subsidiaries, as of the date hereof, none of the Company or any of its subsidiaries has received any notification that any such Multi-employer Plan is in reorganization, has been terminated or is insolvent, (ix) the Company and each of its subsidiaries has complied in all respects with the Worker Adjustment and Retraining Notification Act, except for failures which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (x) no act, omission or transaction has occurred with respect to any Company Plan that has resulted or could result in any liability of the Company or any subsidiary under Section 409 or 502(c)(1) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code, except for liabilities which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (c) Except as set forth in the Company Disclosure Schedule, and excluding payments in respect of outstanding Options, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, any severance or "excess parachute payment" (within the meaning of Section 280G of the Code)) becoming due to any director or employee of the Company or any of its subsidiaries under any Company Plan, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

     Section 4.14.  Labor Controversies. Except as disclosed in the Company SEC
                    -------------------
Reports, (a) there are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any representatives (including unions) of any of their employees, and (b) to the knowledge of the Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or any of its subsidiaries.

     Section 4.15.  Environmental Matters. (a) Except as disclosed in the
                    ---------------------
Company SEC Reports or the Company Disclosure Schedule and for other matters that would not, singly or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its subsidiaries contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since January 1, 1998, neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

          (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the Effective Time. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental

Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect at the Effective Time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages arising from or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

          (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     Section 4.16.  Title to Assets. The Company and each of its subsidiaries
                    ---------------
has good and valid title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), or (iii) as disclosed in the Company SEC Reports, and except for such matters which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. All leases under which the Company or any of its subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     Section 4.17.  Company Stockholders' Approval. The affirmative vote of
                    ------------------------------
stockholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

     Section 4.18.  Brokers and Finders. The Company has not entered into any
                    -------------------
contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees or brokerage fees in connection with the transactions contemplated hereby, other than fees payable to Robertson Stephens, Inc. (the "Special Committee Financial Advisor"), or as disclosed in Section 4.18 of the Company Disclosure Schedule. An accurate copy of any fee agreement with the Company Financial Advisor has been made available to Parent.

                                   ARTICLE V
                                   COVENANTS

     Section 5.01.  Conduct of Business by the Company Pending the Merger.
                    -----------------------------------------------------
Except as otherwise contemplated by this Agreement or disclosed in Section
5.01 of the Company Disclosure Schedule, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries to:

          (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice, including with respect to casino credit policies;

          (b) not (i) amend or propose to amend their respective articles of incorporation or bylaws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a wholly-owned subsidiary of the Company by a direct or indirect wholly-owned subsidiary of the Company;

          (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for any such capital stock, except that the Company may issue shares upon the exercise of Options outstanding on the date hereof;

          (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or borrowings under the existing credit facilities of the Company or of any of its subsidiaries up to the existing borrowing limit on the date hereof, and (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to Parent; provided that in no event shall aggregate indebtedness of the Company and its subsidiaries, net of all cash and cash equivalents, exceed $75,000,000, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms of the Company Option Plans, (iii) except as disclosed in Section 5.01(d)(i) of the Company Disclosure Schedule, make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business, (iv) without Parent's consent, acquire any gaming property in the State of Colorado, (v) sell, pledge, dispose of or encumber any assets or businesses other than (A) sales of businesses or assets disclosed in Section 5.01 of the Company Disclosure Schedule, (B) pledges or encumbrances pursuant to Existing Credit Facilities or other permitted borrowings, (C) sales of real estate, assets or facilities for cash consideration (including any debt assumed by the buyer of such real estate, assets or facilities) to non-affiliates of the Company of less than $100,000 in each such case and $500,000 in the aggregate, (D) sales or dispositions of businesses or assets as may be required by applicable law, and (E) sales or dispositions of assets in the ordinary course or (vi) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them other than as expressly permitted by the terms of this Agreement;

          (f) not enter into, amend, modify or renew any employment, consulting, severance or similar agreement with, or grant any salary, wage or other increase in compensation or increase in any employee benefit to, any director or officer of the Company or of any of its subsidiaries, except (i) for changes that are required by applicable law, (ii) to satisfy obligations existing as of the date hereof, or (iii) in the ordinary course of business consistent with past practice;

          (g) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any director, officer or employee of the Company or of any of its subsidiaries, except, in each such case, as may be required by applicable law or by the terms of contractual obligations existing as of the date hereof, including any collective bargaining agreement;

          (h) not make expenditures, including, but not limited to, capital expenditures, or enter into any binding commitment or contract to make expenditures, except (i) expenditures which the Company or its subsidiaries are currently contractually committed to make, (ii) other expenditures not exceeding $250,000 individually or $500,000 in the aggregate, (iii) for emergency repairs and other expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company's business or operations consistent with past practice (and, if reasonably practicable, after consultation with Parent), or (iv) for repairs and maintenance in the ordinary course of business consistent with past practice. With respect to the subject matter of this paragraph (h), if the Company requests approval of Parent to exceed the limits set forth herein, Parent shall respond to such request and grant or withhold approval promptly following receipt of such request;

          (i) not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future; and

          (j) not settle or compromise any litigation to which the Company or any Company subsidiary is a party or with respect to which the Company or any Company subsidiary may have or incur liability, at an aggregate cost to the Company in excess of $250,000 with respect to any action or claim or in excess of $500,000 with respect to all applicable actions and claims in the aggregate.

     Section 5.02.  Control of the Company's Operations. Nothing contained in
                    -----------------------------------
this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

     Section 5.03.  Acquisition Transactions. (a) After the date hereof and
                    ------------------------
prior to the Effective Time or earlier termination of this Agreement, except in accordance with Section 5.03(b), the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall use all reasonable efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

          (b) Notwithstanding the provisions of paragraph (a) above, (i) the Company may, prior to receipt of the Company Stockholders' Approval, in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction ("Acquisition Proposal") from a corporation, partnership, person or other entity or group (a "Potential Acquirer") which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor, would reasonably be expected to result (if consummated pursuant to its terms) in an Acquisition Transaction more favorable to the Company's stockholders than the Merger (a "Qualifying Proposal"), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement (as defined in Section 5.04)) confidential or non-public information to, and negotiate with, such Potential Acquirer, may resolve to accept, or recommend, and, upon termination of this Agreement in accordance with Section 7.01(v) and after payment to Parent of the fee pursuant to Section 5.09(b), enter into agreements relating to, a Qualifying Proposal which the Company's Board of Directors, in good faith, has determined is reasonably likely to be consummated (such Qualifying Proposal being a "Superior Proposal") and (ii) the Company's Board of Directors may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise make disclosure required by the federal securities laws. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this Section 5.03.

          (c) The Company shall promptly notify Parent after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be given orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact.

     Section 5.04.  Access to Information. The Company and its subsidiaries
                    ---------------------
shall afford to Parent and Merger Subsidiary and their respective accountants, counsel, financial advisors, sources of financing and other representatives (the "Parent Representatives") reasonable access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as Parent or Merger Subsidiary shall reasonably request and will obtain the reasonable cooperation of the Company's officers, employees, counsel, accountants, consultants and financial advisors in connection with the investigation of the Company by Parent and the Parent Representatives. All nonpublic information provided to, or obtained by, Parent or any Parent Representative in connection with the transactions contemplated hereby shall be "Information" for purposes of the Confidentiality Agreement dated April 23, 2001 between Parent and the Company (the "Confidentiality Agreement"), provided that Parent, Merger Subsidiary and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the Company Required Statutory Approvals and the Company Stockholders' Approval. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties entered into prior to the date hereof.

     Section 5.05.  Notices of Certain Events. (a) The Company shall as
                    -------------------------
promptly as reasonably practicable after executive officers of the Company acquire knowledge thereof, notify Parent of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which the Company or any of its subsidiaries is a party or which if not obtained would materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.08 or 4.10 or which relate to the consummation of the transactions contemplated by this Agreement.

          (b) Each of Parent and Merger Subsidiary shall as promptly as reasonably practicable after executive officers of the Parent acquire knowledge thereof, notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Parent or any of its subsidiaries is a party or which if not obtained would materially delay the Merger, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against Parent or Merger Subsidiary, which relate to consummation of the transactions contemplated by this Agreement.

          (c) Each of the Company, Parent and Merger Subsidiary agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. The delivery of any notice pursuant to this Section 5.05(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.06.  Meeting of the Company's Stockholders. The Company shall as
                    -------------------------------------
promptly as practicable after the date of this Agreement take all action necessary in accordance with the CBCA and its Articles of Incorporation and bylaws to convene a meeting of the Company's stockholders (the "Company Stockholders' Meeting") to act on this Agreement. The Board of Directors of the Company shall recommend that the Company's stockholders vote to approve the Merger and adopt this Agreement; provided, however, that the Company may change its recommendation in any manner if its recommendation of the Merger would be inconsistent with the board of directors' fiduciary duties under applicable law, as determined by the board of directors in good faith after consultation with its financial and legal advisors.

     Section 5.07.  Proxy Statement and Other SEC Filings. As promptly as
                    -------------------------------------
practicable after execution of this Agreement, the parties shall cooperate and promptly prepare and the Company shall file the Proxy Statement and the Transaction Statement with the SEC under the Exchange Act, and the parties shall use all reasonable efforts to have the Proxy Statement and the Transaction Statement cleared by the SEC. The Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement or Transaction Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and Transaction Statement prior to their being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and Transaction Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement and Transaction Statement have been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company.

Prior to the date of approval of the Merger by the Company's stockholders, each of the Company, Parent and Merger Subsidiary shall correct promptly any information provided by it to be used specifically in the Proxy Statement or the Transaction Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and cleared by the SEC any amendment or supplement to the Proxy Statement or the Transaction Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.

     Section 5.08.  Public Announcements. Parent and the Company will consult
                    --------------------
with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NASDAQ - National Market System, will not issue any such press release or make any such public statement prior to such consultation.

     Section 5.09.  Expenses and Fees. (a) All costs and expenses incurred in
                    -----------------
connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Proxy Statement and the Transaction Statement or with any filing under the HSR Act shall be shared equally by Parent and the Company.

          (b)  The Company agrees to pay to Parent a fee equal to $1,000,000 if:

               (i)   the Company terminates this Agreement pursuant to clause
          (v) of Section 7.01;

               (ii)  Parent terminates this Agreement pursuant to clause (vi) of
          Section 7.01, which fee shall be payable within two business days of such termination;

               (iii) this Agreement is terminated for any reason at a time at which Parent was not in material breach of its representations, warranties, covenants and agreements contained in this Agreement and was entitled to terminate this Agreement pursuant to clause (vii) of
          Section 7.01, and (A) prior to the time of the Company Stockholders' Meeting a proposal by a third party relating to an Acquisition Transaction had been publicly proposed or publicly announced, and (B) on or prior to the 12 month anniversary of the termination of this Agreement the Company or any of its subsidiaries or affiliates enters into an agreement or letter of intent (or resolves or announces an intention to do) with respect to an Acquisition Transaction involving a person, entity or group if such person, entity, group (or any member of such group, or any affiliate of any of the foregoing) made a proposal with respect to an Acquisition Transaction on or after the date hereof and prior to the Company Stockholders' Meeting and such Acquisition Transaction is consummated.

          (c) Parent agrees to pay the Company a fee equal to $2,000,000 if Parent either (i) breaches its representation and covenant under Section 5.12 or
(ii) fails to consummate the transactions contemplated by this Agreement on or before 12:00 noon, Mountain Time, on the Outside Date notwithstanding the satisfaction of the conditions to Parent's obligation to consummate the transactions contemplated by this Agreement on or before the Outside Date (not including conditions whose failure to be satisfied is the result of a breach of a representation, warranty or covenant of Parent or Merger Subsidiary hereunder).

     Section 5.10.  Agreement to Cooperate. (a) Subject to the terms and
                    ----------------------
conditions of this Agreement, including Section 5.03, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations (including the HSR Act and the Gaming Laws) to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in that case, to proceed with the Merger as expeditiously as possible). In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of the Company and Parent, none of the parties hereto shall knowingly take or cause to be taken any action (including, but not limited to, in the case of Parent, (x) the incurrence of material debt financing, other than the financing in connection with the Merger and related transactions and other than debt financing incurred in the ordinary course of business, and (y) the acquisition of businesses or assets) which would reasonably be expected to delay materially or prevent consummation of the Merger.

          (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable, if required, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), and to make such filings and apply for such approvals and consents as are required under the Gaming Laws. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any authority enforcing applicable Gaming Laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters or Gaming Laws, and
(ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Each party shall (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

  Section 5.11.  Directors' and Officers' Indemnification. (a) The
                 ----------------------------------------
indemnification provisions of the articles of incorporation and bylaws of the Company as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company.

          (b) Without limiting Section 5.11(a), after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, "Costs and Expenses"), arising out of, relating to or in connection with (i) any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or (ii) the Merger and the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement or the events and developments between Parent and the Company leading up to this Agreement. Any Indemnified Party hereunder will (1) give prompt notice to the Surviving Corporation of any claim which arises from or after the Effective Time with respect to which it seeks indemnification and (2) permit the Surviving Corporation to assume the defense of such claim with counsel reasonably satisfactory to a majority of the Indemnified Parties. In connection with the selection of counsel to represent the Indemnified Parties in connection with clause (2) above, the Surviving Corporation shall propose counsel to represent the Indemnified Parties. The applicable Indemnified Parties shall have the right to approve such counsel, but such approval shall not be unreasonably withheld. If the proposed counsel is not approved, the Surviving Corporation shall continue to propose counsel until counsel is approved by the applicable Indemnified Parties. Any Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless: (x) the Surviving Corporation has agreed, in writing, to pay such fees or expenses; (y) the Surviving Corporation shall have failed to assume the defense of such claim after the receipt of notice from the Indemnified Party as required above and failed to employ counsel reasonably satisfactory to a majority of the Indemnified Parties or (z) based upon advice of counsel to such Indemnified Party and concurrence therewith by counsel for the group of Indemnified Parties in such matter, there shall be one or more defenses available to such Indemnified Party that are not available to the Surviving Corporation or there shall exist conflicts of interest between such Indemnified Party and the Surviving Corporation or the other Indemnified Parties (in which case, if the Indemnified Party notifies the Surviving Corporation in writing that such Indemnified Party elects to employ separate counsel at the expense of the Surviving Corporation, the Surviving Corporation shall not have the right to assume the defense of such claim on behalf of such Indemnified Party), in each of which events the reasonable fees and expenses of such counsel (which counsel shall be reasonably acceptable to the Surviving Corporation) shall be at the expense of the Surviving Corporation.

          (c) If the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 5.11.

          (d) For a period of six years after the Effective Time, Parent shall cause to be maintained or shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising on or before the Effective Time; provided, however, that Parent and the Surviving Corporation shall not be required to expend in any year an amount in excess of 125% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Parent's board of directors, for a cost not exceeding such amount.

          (e) The indemnification rights of the Indemnified Parties granted under (i) this Agreement, (ii) the Articles and Bylaws of the Surviving Corporation, as amended, and (iii) the CBCA, are the only indemnification rights available to the Indemnified Parties and supersede any other rights to indemnification under any other agreement. The provisions of this Section 5.11 shall survive the consummation of the Merger and expressly are intended to benefit and be binding upon each of the Indemnified Parties.

          (f) Parent hereby fully and unconditionally guarantees the performance of the Surviving Company's obligations under Sections 5.11(a)-(c). This guaranty is a guaranty of payment and not performance.

     Section 5.12.  Financing.  As a condition precedent to the Company's
                    ---------
obligation to mail the Proxy Statement to the Company's stockholders in accordance with Section 5.07 of this Agreement, Parent shall deliver to the Company an executed, written "highly confident" letter from U.S. Bancorp Libra or one or more similar lending institutions (each, a "Letter") that it can arrange, in the aggregate, financing sufficient to fund the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger, and to satisfy all other costs and expenses arising in connection with this Agreement (the "Financing"). Parent shall use its reasonable efforts to consummate the Financing on terms and conditions consistent with the Letters or such other Financing on terms as shall be reasonably satisfactory to Parent, on or before the Closing Date; but reasonable efforts of Parent as used in this
Section 5.12 shall in no event require Parent to agree to financing terms materially more adverse to Parent than those provided for in the Letters. Parent shall use its reasonable efforts to satisfy before the Closing Date all requirements that are conditions to the closing of the transactions that constitute the Financing and to obtaining the cash proceeds of the Financing. Parent shall keep the Company informed about the status of the Financing, including, but not limited to, providing copies of financing documents and informing the Company of the termination of any Letter. The Company shall use its reasonable efforts to assist and cooperate with Parent to satisfy on or before the Closing Date all of the conditions to closing the transactions constituting the Financing that are applicable to the Company.

     Section 5.13.  Parent Letter of Credit.  Contemporaneously with the
                    -----------------------
execution of this Agreement, Parent shall provide the Company with a letter of credit in favor of the Company in the amount of $2,000,000 and issued by a bank acceptable to the Company, to secure Parent's obligations under Section 5.09(c) of this Agreement. Parent shall maintain that letter of credit until the earlier of the Effective Time and the Outside Date. The Company is entitled to draw against the letter of credit only if (i) its Board of Directors has determined in good faith, after consultation with the Company's counsel, that the Company has become entitled, or is reasonably likely to become entitled by a specified date and time, to the fee payable under Section 5.09(c) of this Agreement (the "Fee"), (ii) the Company has given to Parent written notice, at least one business day in advance, of its intention to draw against the letter of credit at a specified date and time and has endeavored in good faith to consult with Parent concerning whether the Fee is payable, and (iii) Parent has neither consummated the transactions contemplated by this Agreement nor paid the Fee by the later of (x) 24 hours after the notice referred to in clause (ii), above, has been delivered (or deemed delivered in accordance with Section 8.03 of this Agreement) and (y) the date and time specified in that notice. Nothing in this Agreement is intended to preclude Parent from contesting in a court of competent jurisdiction the Company's entitlement to the Fee or the Company's entitlement to draw against the letter of credit if Parent determines in good faith, after consultation with its counsel, that the Company is not entitled to the Fee.

                                  ARTICLE VI
                           CONDITIONS TO THE MERGER

     Section 6.01.  Conditions to the Obligations of Each Party.  The
                    -------------------------------------------
obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have been adopted by the requisite vote of the stockholders of the Company in accordance with CBCA (the "Company Stockholders' Approval");

          (b) none of the parties hereto shall be subject to any order or injunction of any governmental authority of competent jurisdiction that prohibits the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order overturned or injunction lifted; and

          (c) the waiting period with respect to consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated.

     Section 6.02.  Conditions to Obligation of the Company to Effect the
                    -----------------------------------------------------
Merger. Unless waived by the Company, the obligation of the Company to effect
------
the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Parent and Merger Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or to be true and correct that would not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to that effect; and

          (b) all Parent Statutory Approvals and Company Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Statutory Approvals or Company Statutory Approvals whose unavailability would not, singly or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect after giving effect to the Merger, or (ii) result in the Company or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Parent's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Company Material Adverse Effect (after giving effect to the Merger).

     Section 6.03.  Conditions to Obligations of Parent and Subsidiary to Effect
                    ------------------------------------------------------------
the Merger.  Unless waived by Parent and Merger Subsidiary, the obligations of
----------
Parent and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

          (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform and to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect or, in the case of Section 4.02(a), shall be true and correct when made except for immaterial exceptions thereto, and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect; and

          (b) all Parent Statutory Approvals and Company Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Statutory Approvals or Company Statutory Approvals whose unavailability would not reasonably be expected to (i) have a Parent Material Adverse Effect, or (ii) result in Parent or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Parent's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Parent Material Adverse Effect (after giving effect to the Merger).

          (c) The number of Dissenting Shares shall constitute not more than 10% of the shares of Company Common Stock outstanding immediately prior to the Effective Time .

                                  ARTICLE VII
                                  TERMINATION

     Section 7.01.  Termination.  This Agreement may be terminated and the
                    -----------
Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

                    (i) by mutual written consent of the Company, Parent and Merger Subsidiary;

                    (ii) by either the Company or Parent, if the Merger has not been consummated by December 31, 2001, provided that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date (the "Outside Date");

                    (iii) by either the Company or Parent if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable and was not entered at the request of the terminating party;

                    (iv) by either the Company or Parent, if (x) there has been a breach by the other party of any representation or warranty contained in this Agreement which has not been cured in all material respects within 30 days after written notice of such breach by the terminating party, or (y) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

                    (v) by the Company if, prior to receipt of the Company Stockholders' Approval, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, and shall have given Parent two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 5.09(b) shall have been received by Parent;

                    (vi) by the Parent, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect its approval or recommendation of the Merger or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of the Company shall have resolved to accept a Superior Proposal or shall have recommended to the stockholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of Parent or any group of which any affiliate of Parent is a member); or

                    (vii) by Parent or the Company if the stockholders of the Company fail to approve the Merger pursuant to the CBCA at a duly held meeting of stockholders called for such purpose (including any adjournment or postponement thereof).

                                 ARTICLE VIII
                                 MISCELLANEOUS

     Section 8.01.  Effect of Termination.  In the event of termination of this
                    ---------------------
Agreement by either Parent or the Company pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Merger Subsidiary or their respective officers or directors (except as set forth in this Section 8.01, in the second sentence of Section 5.04 and in Section 5.09, all of which shall survive the termination). Nothing in this Section 8.01 shall relieve any party from liability for any breach of any representation, warranty, covenant or agreement of such party contained in this Agreement, except that if the fee provided for in Section 5.09(b) or the fee provided for in Section 5.09(c) becomes payable in accordance therewith, that fee will constitute the exclusive remedy of and the sole amount payable to the party entitled thereto with respect to the event or circumstances in connection with which that fee becomes so payable.

     Section 8.02.  Nonsurvival of Representations and Warranties.  No
                    ---------------------------------------------
representation, warranty or agreement in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger neither the Company, Parent, Merger Subsidiary nor any of their respective officers or directors shall have any further obligation with respect thereto except for the agreements contained in Articles I, II and VIII and Section 5.11.

     Section 8.03.  Notices.  All notices and other communications hereunder
                    -------
shall be in writing and shall be considered given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to the Company:

           Black Hawk Gaming & Development Company, Inc.
           P.O. Box 21
           240 Main Street
           Black Hawk, Colorado 80422
           Attention: Stephen R. Roark, President
           Telephone: 303/582-1117
           Telecopier: 303/582-0239

     with a copy to:

           Samuel E. Wing, Esq.
           Jones & Keller, P.C.
           1625 Broadway, Suite 1600
           Denver, Colorado 80202
           Telephone: 303/573-1600
           Telecopier: 303/573-0769

           J. Patrick McDuff, Chairman
           Special Committee of the Board of Directors
                    Of Black Hawk Gaming & Development
                    Company, Inc.
           McDuff Interests, LLC
           2909 4/th/ Street
           Boulder, Colorado 80304
           Telephone: 303/443-0018
           Telecopier: 419/791-9181

           Ronald R. Levine, II
           Davis Graham & Stubbs LLP
           Suite 500, 1550 17/th/ Street
           Denver, Colorado 80202
           Telephone: 303/892-7514
           Telecopier: 303/893-1379

     If to Parent or Merger Subsidiary:

           GameCo
           1001 North U.S. Highway One, No. 710
           Jupiter, Florida 33477
           Attention: Jeffrey P. Jacobs
           Telephone: 561/575-4006
           Telecopier: 561/575-1526

     with a copy to:

           Baker & Hostetler LLP
           3200 National City Center
           1900 East Ninth Street
           Cleveland, Ohio 44114-3485
           Telephone: 216/861-7553
           Telecopier: 216/696-0740
           Attn: Edward G. Ptaszek, Jr.

     Section 8.04.  Interpretation.  The headings contained in this Agreement
                    --------------
are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of the executive officers of the Company or Parent, as applicable, and
(iii) reference to any Article or Section means such Article or Section hereof.

     Section 8.05.  Miscellaneous.  This Agreement (including the documents and
                    -------------
instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Subsidiary may assign its obligations under this Agreement to any other wholly-owned subsidiary of Parent subject to the terms of this Agreement, in which case such assignee shall become the "Merger Subsidiary" for all purposes of this Agreement. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF COLORADO APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAWS OF THAT STATE.

     Section 8.06.  Counterparts.  This Agreement may be executed in two or more
                    ------------
counterparts, each of which shall be considered to be an original, but all of which shall constitute one and the same agreement.

     Section 8.07.  Amendments; No Waivers.  (a) Any provision of this Agreement
                    ----------------------
may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; however, any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 8.08.  Entire Agreement.  This Agreement and the Confidentiality
                    ----------------
Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for Section 5.11, which is intended for the benefit of the Company's former and present officers, directors, employees and agents, and Articles I and II, which are intended for the benefit of the Company's stockholders, including holders of Options.

     Section 8.09.  Severability.  If any term or other provision of this
                    ------------
Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     Section 8.10.  Specific Performance.  The parties hereto agree that
                    --------------------
irreparable damage would occur if any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.



                          [Signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                BLACK HAWK GAMING & DEVELOPMENT
                                COMPANY, INC.

                                /s/ Stephen R. Roark
                                -------------------------------------
                                Name: Stephen R. Roark
                                     --------------------------------
                                Title: President
                                      -------------------------------


                                GAMECO, INC.

                                /s/ Jeffrey P. Jacobs
                                -------------------------------------
                                Name: Jeffrey P. Jacobs
                                     --------------------------------
                                Title: President
                                      -------------------------------

Merger Subsidiary:

                                BH ACQUISITION, INC.

                                /s/ Jeffrey P. Jacobs
                                -------------------------------------
                                Name: Jeffrey P. Jacobs
                                     --------------------------------
                                Title: President
                                      -------------------------------